Exhibit 4.1

HUNTINGTON BANCSHARES INCORPORATED

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of August 21, 2023

-i-

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of August 21, 2023, is between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.), a national banking association, as Trustee (the “Trustee”)).

RECITALS

WHEREAS, the Company has heretofore executed and delivered a Senior Debt Indenture, dated as of December 29, 2005 (the “Base Indenture”), providing for the issuance from time to time of series of the Company’s senior notes;

WHEREAS, Section 9.1(5) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to add to, change, or eliminate any of the provisions of the Base Indenture in respect of one or more series of securities issued under the Base Indenture, provided that any such addition, change, or elimination (i) shall neither (A) apply to any security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such security with respect to such provision;

WHEREAS, the Company wishes to make certain changes relating to covenant breaches, events of default, and permitted transfers with the amendments applying only to Securities issued after the time this Supplemental Indenture is executed and not applying to, or modifying the rights of Holders of, any other Securities; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Fifth Supplemental Indenture and all requirements necessary to make this Fifth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and the execution and delivery of this Fifth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Relation to Base Indenture. This Fifth Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02 Definition of Terms. For all purposes of this Fifth Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Fifth Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) unless otherwise specified or unless the context requires otherwise, (i) all references in this Fifth Supplemental Indenture to Sections refer to the corresponding Sections of this Fifth Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Fifth Supplemental Indenture; and

(f) the following terms have the meanings given to them in this Section 1.02(f):

(i) “Covenant Breach” means, with respect to Securities of any series (i) default in the performance or breach of any covenant or warranty of the Company in this Indenture or the Securities (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with in Section 5.1(a) or which has expressly been included in this Indenture solely for the benefit of series of Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given written notice as provided for in accordance with this Indenture to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of all series affected thereby (voting together as a single class) a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Breach” hereunder; (ii) default under a bond, debenture, note or other evidence of indebtedness for money borrowed by the Company that has a principal amount outstanding that is more than $50 million (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness is discharged, or there is deposited in trust enough money to discharge the indebtedness, and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Breach” under this Indenture; or (iii) any other Covenant Breach provided pursuant to Section 3.1 with respect to the Securities of that series. For the avoidance of doubt, a Covenant Breach shall not be an Event of Default with respect to any Security, except to the extent otherwise specified as contemplated by Section 3.1 with respect to such Security. Solely for purposes of this definition, Securities issued on or after August 21, 2023 shall be deemed not to be in the same series as the Securities issued prior to August 21, 2023 unless those Securities bear the same CUSIP number and/or ISIN as any Securities issued under the Indenture the initial issuance of which occurred prior to August 21, 2023.

(g) The terms “Company,” “Trustee,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this Fifth Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2

EVENTS OF DEFAULT

Section 2.01 Events of Default. The definition of “Events of Default” in Section 5.1 of the Base Indenture shall be amended as follows with respect to the Notes:

“Events of Default”, wherever used in this Indenture with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

(1)	default in the payment of any interest upon any debt security of a series of notes when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)	default in the payment of all or any part of the principal of (or premium, if any, on) the Securities of that series at its Maturity, and continuance of such default for a period of 30 days; or

(3)	[reserved]; or

(4)	[reserved]; or

(5)

the entry by a court or a governmental authority having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or substantially all of its assets, or ordering the winding up or liquidation of the affairs of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(6)

the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or substantially all of its assets, or to an order for the winding up or liquidation of the affairs of the Company.

ARTICLE 3

ACCELERATION OF MATURITY

Section 3.01 Acceleration of Maturity. (a) Section 5.2 of the Base Indenture is hereby amended by inserting the following as a new paragraph after the first paragraph thereof:

“Unless otherwise specified as contemplated by Section 3.1 with respect to the Securities of such series, there shall be no rights of acceleration other than as described in the preceding paragraph. In addition, for the avoidance of doubt, unless otherwise specified as contemplated by Section 3.1 with respect to the Securities of a series, neither the Trustee nor any Holders of such Securities shall have the right to accelerate the payment of such Securities, nor shall the payment of any Securities be otherwise accelerated, as a result of a Covenant Breach. Further, for avoidance of doubt, if an Event of Default as described in Section 3.1 is specified for a series of Securities, there will be no right to accelerate payment of such Securities on the terms described in the preceding paragraph unless such acceleration rights are granted specifically for such Securities as contemplated by Section 3.1.” Furthermore, a Covenant Breach shall not cause the Trustee to become subject to a prudent person standard of care.

(b) Section 5.2 of the Base Indenture is hereby amended by replacing the word “default” with the phrase “Event of Default or Covenant Breach”.

ARTICLE 4

SECTION REFERENCES

Section 4.01 Sections 3.5, 5.3, 5.7, 5.11, 5.13, 6.1, 6.2, 6.3, 6.7, 9.1, 12.3, and 13.3 are hereby amended by inserting “or Covenant Breach” after each occurrence of the phrase “Event of Default”.

Section 4.02 Section 13.3(2) of the Base Indenture is hereby amended by replacing the phrase “any event specified in Section 5.1(4)” with “a Covenant Breach pursuant to clause (ii) of the definition of Covenant Breach”.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Ratification of Indenture. The Base Indenture, as supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 5.02 Conflict. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fifth Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 5.03 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture.

Section 5.04 New York Law To Govern. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.05 Separability. In case any one or more of the provisions contained in this Fifth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Supplemental Indenture, but this Fifth Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 5.06 Additional Trustee Provisions.

(a) Delivery to the Trustee of any reports, information and documents pursuant to the Base Indenture is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein including the compliance of the Company with any of its covenants in the Base Indenture and this Fifth Supplemental Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under the Base Indenture and this Fifth Supplemental Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; pandemics or epidemics; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Trustee shall use its best efforts to resume performance as soon as practicable under the circumstances.

(c) The Trustee may request that the Company deliver an officers’ certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Base Indenture and this Fifth Supplemental Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(d) In no event shall the Trustee be liable for special, indirect, punitive, or consequential loss or damages whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such damage and regardless of the form of action taken.

(e) The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 5.07 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Signature pages may be electronically executed and delivered (“electronic signatures”), including by any electronic method complying with the federal ESIGN Act (e.g., DocuSign) or by wet ink signature captured on a pdf email attachment, and any signature pages so executed and delivered shall be valid and binding for all purposes. The foregoing provision supersedes any other consent signed by the parties hereto related to the electronic signature and delivery of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, as of the day and year first written above.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Zachary Wasserman
	Name:	Zachary Wasserman
	Title:	Senior Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By:	/s/ Ann M. Dolezal
	Name:	Ann M. Dolezal
	Title:	Vice President